Exhibit 10.21


                                AMENDMENT NO. 2
                                       TO
                      TERMINATION COMPENSATION AGREEMENT

     This Amendment is made the 14th day of February, 1996, among Seafield Capital Corporation (formerly named BMA Corporation), a Missouri corporation (the "Corporation") and the Corporation officer whose name is set forth at the end of this Amendment (the "Officer").

     WHEREAS, the Corporation and the Officer are parties to a Termination Compensation Agreement, dated June 27, 1990, as amended on January 20, 1995, the (the "Agreement") providing for certain severance compensation and benefits to the Officer in the event his employment with the Corporation is terminated under specified circumstances within three years after a "change in control" as defined in the Agreement; and

     WHEREAS, the Nominating and Compensation Committee of the Corporation's Board of Directors (the "Committee") waived the time vesting requirements for portions of a certain restricted stock award (the "Restricted Stock Award") granted to the officer on August 9, 1991, thereby accelerating the dates upon which such portions of the Restricted Stock Award time vest from the date determined by reference to the instrument evidencing such Award (i.e., October 12, 1995 and October 12, 1996) to January 20, 1995, subject to certain conditions; and

     WHEREAS, one condition to such acceleration was that the Agreement be amended to prevent the payment pursuant to the Agreement of any "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"); and

     WHEREAS,  the Agreement was amended on January 20, 1995 ("Amendment No.
1");

     NOW, THEREFORE, in order to fulfill the aforementioned condition established by the Committee, the parties to the Agreement hereby agree to further amend the Agreement and to restate Amendment No. 1 as follows:

     1. The first full paragraph on page 2 of the Agreement, as amended by Amendment No. 1, is further amended to read as follows:

         "Lump Sum Compensation. The lump sum compensation payable hereunder shall be equal to 2.999 times the average annual compensation includable in your gross income (without regard to the exclusion of any elective contribution or elective deferral under any plan qualified under Section 401(k) of the Code) for your most recent five taxable years ending before the date of such change in control; provided:

         a. that there shall be excluded from your gross income for 1995 one half of the value of the shares of restricted stock that became time vested on January 20, 1995 as a result of action by the Nominating and Compensation Committee of the Corporation's Board of Directors (the "Committee") to accelerate the vesting of such shares to such date (the "Accelerated Shares"), and (b) there shall be added to your gross income for 1996 one half of the value of the Accelerated Shares (for purposes of this proviso, the "value" of the Accelerated Shares shall be the amount includable in your gross income for 1995, determined without regard to this subparagraph 1., as a result of the Committee's acceleration of the time vesting for such shares);

         b. that the amount of the lump sum payment shall be reduced by the aggregate amount of dividends paid or declared during the Acceleration Period on the Accelerated Shares (for purposes of this proviso, the term "Acceleration Period" shall mean the period commencing on January 20, 1995 and ending, as to one half of the Accelerated Shares, on October 12, 1995, and as to the other one half of the Accelerated Shares, on October 12, 1996); and

         c. that the amount of the lump sum payment shall be reduced by the amount of any payment to you under any other plan or agreement of the Corporation to the extent that such payment is treated as a parachute payment under Section 280G of the Code."

     2. The second paragraph on page 4 (beginning with the phrase "In addition, . . ." on page 4 and ending at the end of subparagraph 5. on page 5 with the phrase ". . . appropriate out-placement services.") of the Agreement is amended to read as follows:

         "Vested Rights Under Other Plans. Your vested rights to any termination distributions under any retirement plan(s) adopted by the Corporation shall be governed by the terms of those plans."

     Except as amended, restated, modified or changed pursuant to the provisions of this Amendment, all terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Amendment is signed by or on behalf of the parties hereto on the date first above written.

                                   SEAFIELD CAPITAL CORPORATION
                                   (formerly named BMA Corporation)

                                   By:
                                      -----------------------------
                                        W. Thomas Grant, II
                                        Chairman of the Board and
                                        Chief Executive Officer

                                   OFFICER

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